As Filed with the Securities and Exchange Commission on January 21, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

500.com Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500.com Building

Shenxianling Sports Center

Longgang District, Shenzhen, 518115

People’s Republic of China

(86 755) 8633 0000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2011 Share Incentive Plan

(Full title of the Plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017, United States

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris K.H. Lin, Esq.

Simpson Thacher & Bartlett

35th Floor, ICBC Tower

3 Garden Road, Central

Hong Kong

(852) 2514-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Class A Ordinary Shares, US$0.00005 par value per share(1)	48,009,000	$62,831,462.5	$8,092.69

(1)	These shares may be represented by the Registrant’s American Depositary Shares, or ADSs, each of which represents ten Class A ordinary shares, US$0.00005 par value per share, of the Registrant. ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (333-192259).
(2)	Covers shares issuable under the 2011 Share Incentive Plan of 500.com Limited. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(3)	Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of (i) 28,816,400 shares issuable upon the exercise of outstanding options multiplied by the exercise price of $0.20, which is equal to an aggregate offering price of $5,763,280, (ii) 2,660,000 shares issuable upon the exercise of outstanding options multiplied by the exercise price of $0.40, which is equal to an aggregate offering price of $1,064,000, and (iii) the remaining 16,532,600 shares reserved for issuance under the plan multiplied by the average of the high and low prices for the Registrant’s ADSs as listed on the New York Stock Exchange on January 13, 2014 or $33.875, divided by ten, the then ordinary share-to-ADS ratio, which is equal to an aggregate offering price of approximately $56,004,182.5.

EXHIBIT INDEX

Exhibit 4.1	Second Amended and Restated Memorandum and Articles of Association of 500.com Limited (incorporated by reference to Exhibit 3.2 of the registration statement on Form F-1 (File No. 333-191844), as amended, initially filed with the Commission on October 22, 2013)

Exhibit 4.2	2011 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-191844), as amended, initially filed with the Securities and Exchange Commission on October 22, 2013)

Exhibit 5.1	Opinion of Maples and Calder

Exhibit 23.1	Consent of Maples and Calder (included in Exhibit 5.1)

Exhibit 23.2	Consent of Ernst & Young Hua Ming LLP

Exhibit 24.1	Power of Attorney (included on the signature page to this Registration Statement)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants in the 2011 Share Incentive Plan (the “Plan”) of 500.com Limited (the “Registrant”) as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

(a) The Registrant’s prospectus (File No. 333-191844) filed with the Commission pursuant to Rule 424(b) on November 22, 2013, which includes audited financial statements for the year ended December 31, 2012;

(b) The description of the Registrant’s Class A ordinary shares contained in its Registration Statement on Form 8-A (File No. 001-36206) originally filed with the Commission on November 18, 2013 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class A ordinary shares set forth in the Registrant’s Registration Statement on Form F-1 (File No. 333-191844), as amended, originally filed with the Commission on October 22, 2013.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

Not applicable.

ITEM 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public policy, such as providing indemnification against civil fraud or the consequences of committing a crime. Article 41 of the Registrant’s fourth amended and restated memorandum and articles of association provide that the Registrant may indemnify its directors and officers acting in relation to any of its affairs against any liability incurred or sustained by them in connection with the execution or discharge of their duties, powers, authorities or discretions in their capacities as such, except by reason of actual fraud or willful default.

The Registrant has entered into indemnification agreements, substantially in the form filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-191844), originally filed with the Commission on October 22, 2013. Under these agreements, the Registrant indemnifies each of its directors and officers to the fullest extent permitted by Cayman Islands law, its articles of association and other applicable law, from and against all expenses and liabilities arising from any proceeding to which the indemnitee is or was a party, except expenses and liabilities, if any, brought about by the indemnitee’s fraud or dishonesty.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

ITEM 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, People’s Republic of China on January 21, 2014.

500.com Limited

By:	/s/ Man San Law

Name:	Man San Law
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Man San Law and Zhengming Pan, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on January 21, 2014.

Signature	Capacity

/s/ Man San Law	Chairman and Chief Executive Officer and Director (principal executive officer)
Man San Law

/s/ Zhengming Pan	Chief Financial Officer (principal financial officer)
Zhengming Pan

/s/ Punleung Liu	Chief Risk Officer (principal accounting officer)
Punleung Liu

/s/ Qi Li	Director
Qi Li

/s/ Jiepin Fu	Director
Jiepin Fu

/s/ Qian Sun	Director
Qian Sun

/s/ Jinping Ma	Director
Jinping Ma

/s/ Jun Niu	Director
Jun Niu

/s/ Honghui Deng	Director
Honghui Deng

/s/ Zhe Wei	Director
Zhe Wei

/s/ Min Fan	Director
Min Fan

/s/ Catherine Qin Zhang	Director
Catherine Qin Zhang

/s/ Yu Wei	Director
Yu Wei

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of 500.com Limited, has signed this Registration Statement in New York, on January 21, 2014.

Law Debenture Corporate Services Inc.

By:	/s/ Amy Segler

Name:	Amy Segler
Title:	Service of Process Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Second Amended and Restated Memorandum and Articles of Association of 500.com Limited (incorporated by reference to Exhibit 3.2 of the registration statement on Form F-1 (File No. 333-191844), as amended, initially filed with the Commission on October 22, 2013)

4.2	2011 Share Incentive Plan (incorporated by reference to Exhibit 10.1 of the registration statement on Form F-1 (File No. 333-191844), as amended, initially filed with the Commission on October 22, 2013)

5.1	Opinion of Maples and Calder

23.1	Consent of Maples and Calder (included in Exhibit 5.1)

23.2	Consent of Ernst & Young Hua Ming LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)